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                                                                      Exhibit 12
                         THE ESTEE LAUDER COMPANIES INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                        (In millions, except ratio data)
                                    Nine Months
                                   Ended March 31              Fiscal Years
                                   --------------      --------------------------------------------
                                   1999      1998      1998      1997      1996      1995      1994
                                   ----      ----      ----      ----      ----      ----      ----
Fixed Charges
   Interest expense           $    22.8 $    10.2 $    17.8 $     7.8 $    12.2 $    12.7 $    12.8
   Rental expense                  17.1      16.8      22.7      20.3      20.1      17.4      16.9
                              ---------------------------------------------------------------------
Total fixed charges
   before preferred
   stock dividends                 39.9      27.0      40.5      28.1      32.3      30.1      29.7
Preferred stock dividends          28.4      29.3      39.0      40.3     103.0      47.2      42.8
                              ---------------------------------------------------------------------
      Total Fixed Charges         68.3       56.3      79.5      68.4     135.3      77.3      72.5

Earnings available for
   fixed charges:
   Earnings                      359.4      329.5     402.8     362.9     313.0     233.0      93.0
   Add fixed charges before
   preferred stock
   dividends                      39.9       27.0      40.5      28.1      32.3      30.1      29.7
                              ---------------------------------------------------------------------
Total earnings available
   for fixed charges          $  399.3 $    356.5 $   443.3 $   391.0 $   345.3 $   263.1 $   122.7
                                 =====      =====     =====     =====     =====     =====     =====
Ratio of earnings to
   fixed charges (1)              5.85       6.33      5.58      5.71      2.55      3.40      1.69
                                 =====      =====     =====     =====     =====     =====     =====

(1) The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges before preferred stock dividends by the fixed charges. This ratio includes the earnings and fixed charges of The Estee Lauder Companies, Inc. and its consolidated subsidiaries; fixed charges consist of interest and related charges on debt, preferred stock dividends and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.

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